                             EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of November 3, 1998, between PMC International, Inc., a Colorado corporation (the "Company"), and Scott A. MacKillop ("Employee").

                                   RECITALS
                                   --------

     A. The Company has entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the Company will be the surviving corporation of a merger (the "Merger") with a wholly owned subsidiary of The Ziegler Companies, Inc., a Wisconsin corporation ("Ziegler").

     B. Employee is current President of the Company and Ziegler desires Employee to continue his affiliation with the Company in such capacity. Therefore, the Company has offered, and Employee has accepted, employment with the Company. This Agreement sets forth the terms on which the Company employs Employee.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

     1.   Definitions.  As used in this Agreement, the following terms have the
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following meanings:

     "Base Salary" has the meaning set forth in Section 3(a).
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     "Company" means PMC International, Inc., a Colorado corporation, its
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successors and assigns, and any of its present or future subsidiaries.

     "Competitive Advisory Business" means services, products or software in the
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wrap-fee or privately managed account business (whether using mutual funds or separate accounts) and/or services, products or software in the performance reporting business to the extent such services, products or software are provided to or through financial intermediaries, including, but not limited to, investment advisors, broker-dealers, banks, insurance companies, accounting firms and financial planners for use in providing services to the retail and small institutional accounts (often under $30 million in assets) of such financial intermediaries. The term "Competitive Advisory Business" includes the offering of any of the following products or services through financial intermediaries, either alone or in combination, whether or not such products or services are generally or customarily understood to be included in the term "wrap-fee" or "privately managed account" business, and whether or not such products or services are offered for a single fee or are charged for separately:

(1) investment recommendations or portfolio management services based on or tailored to the specific investment needs and/or risk tolerance of the client whose assets are being managed; (2) access to the asset management services of separate account managers; (3) automated trading services that involve the exercise of discretionary authority, a limited power of attorney or similar authorization granted by an asset management client; and (4) the preparation of reports or statements that show the securities transactions in a client account and/or calculate, display or analyze the performance or investments held in a client account. The term "Competitive Advisory Business" does not include personally providing investment advisory products or services directly to clients through a financial planning, investment management or investment consulting firm, as long as either (1) at least 75% of the clients of such firm have assets under management or under advisement by such firm in excess of $30 million, or (2) such clients are not primarily secured by such firm through referrals or solicitations by individuals not employed by such firm who derive a fee or other compensation for such referrals or solicitations. The term "Competitive Advisory Business" specifically includes, but is not limited to, any investment advisory services or products provided to financial intermediaries by Lockwood Financial Services, Inc.; Rheinhardt Werba Bowen Advisory Services; Advisory Consulting Group; SEI Investments; Brinker Capital; Meridian Investment Management; Frank Russell Company; and Callan Associates, Inc. The term "Competitive Advisory Business" also includes "turn key asset management programs."

     "Employee" has the meaning set forth in the preamble to this Agreement.
      --------

     "Expiration Date" has the meaning set forth in Section 4.
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     "Inventions" means inventions, discoveries, trade secrets, products,
      ----------
processes, devices, methods, designs, formulas, techniques, programs, computer software as well as improvements thereof, in each case whether or not patentable, that are (a) based on or comprising Proprietary Information, (b) made or conceived by Employee, whether or not during the hours of his engagement with the Company or with the use or assistance of the Company's facilities, materials or personnel, either solely or jointly with others, (c) related to or arising out of Employee's employment by the Company, and (d) during the term of this Agreement or any extension hereof. Notwithstanding the foregoing, Inventions does not include inventions of Employee that Employee establishes, by competent proof, are neither derived from or made in connection with Proprietary Information nor developed for the Company.

     "Participate In" means directly or indirectly, individually or with or
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through any other person or entity, own, manage, operate, control, lend money to or participate in the ownership, management, operation or control of, or be connected to as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise, or acquiesce in the use of Employee's name in such above actions. Notwithstanding the foregoing, Employee will not be deemed to Participate In a business merely because he owns 5% or less of the outstanding common stock of a corporation if, at the time of his acquisition thereof, such stock is listed on a national securities exchange or is quoted on NASDAQ.

     "Performance Salary" has the meaning set forth in Section 3(b).
      ------------------

     "Proprietary Information" means information and materials disclosed to or
      -----------------------
known or developed by Employee about the Company's plans, strategies, prospects, products, processes and services, including information and materials relating to the Company's research, development, inventions, purchasing, accounting, engineering, marketing, merchandising and selling, but excluding information that Employee establishes, by competent proof, (i) was known, other than under an obligation of confidentiality, to Employee prior to the initiation of his engagement by the Company; (ii) has passed into the public domain prior to or after its development by or for the Company other than through acts or omissions attributable to Employee; or (iii) was subsequently obtained other than under an obligation of confidentiality from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

     "Ziegler" has the meaning set forth in the recitals to this Agreement.
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     2.   Employment; Capacity; Duties; Reporting Structure; Location.  The
          -----------------------------------------------------------
Company will employ Employee as its President. During his employment by the Company, Employee will perform the duties and bear the responsibilities commensurate with his position and will serve the Company faithfully and to the best of his ability. As President, which position constitutes the senior executive position of the Company, the responsibilities of Employee will include, by way of illustration and not limitation, the day-to-day management and operations of the Company. Employee will devote his entire working time, attention and energy to the business of the Company. Employee will not at any time discredit the Company or any of its products or services. Except for his involvement in personal investments, as long as such involvement does not require any significant services on his part, Employee will not engage in any other business activity that requires significant personal services by Employee or that, in the Company's judgment, may conflict with the proper performance of Employee's duties under this Agreement. Employee will report directly to the Chairman and the Board of Directors of the Company. Employee will be based at the Company's facilities in Denver, Colorado.

     3.   Base Salary; Performance Salary; Benefits; Sick Leave; Vacation;
          ----------------------------------------------------------------
Expenses.
--------

          (a) As compensation for all services provided by Employee, the Company will pay Employee a base salary of $240,000 per year ("Base Salary"), prorated for any portion of a year, payable in arrears in the same manner as the Company customarily pays the salaries of its employees or as the parties hereto may otherwise agree.

          (b) Employee will be eligible for performance-based increases to this Base Salary as established by the Company in its discretion.

          (c) In addition to Base Salary and Performance Salary, the Company will provide Employee with the benefits of such insurance plans, hospitalization plans, pension or profit sharing plans and other employee fringe benefit plans as are customarily provided to employees of the

Company and for which Employee is eligible under the terms of such plans. Nothing in this Agreement requires the Company to adopt or maintain any such plan. During Employee's employment by the Company, Employee will be entitled to four weeks of paid vacation, which will be reasonably used so as to avoid disruption of the Company's operations.

          (d) Except as set forth herein, nothing in this Agreement requires the Company to establish an equity incentive program or confer on Employee any right to receive any stock option or other equity incentive not awarded on or before the date hereof.

          (e) The Company will reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee at the request of the Company in the performance of his duties under this Agreement and such other expenses as may be approved by the Company in accordance with the Company's reimbursement policies as in effect from time to time, in each case upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

     4.   Term.  Subject to Section 9(j), this Agreement will become effective
          ----
on November 3, 1998 and, unless earlier terminated in accordance with Section 5, will expire one year from such effective date (the "Expiration Date"). If this Agreement expires or is terminated, this Agreement will forthwith become void and there will be no liability or obligation on the part of the parties hereto, except as otherwise provided herein and except that the provisions of this
Section 4 and Sections 5, 6, 7, 8 and 9 will remain in full force and effect and survive any termination or expiration of this Agreement.

     5.   Termination.
          -----------

          (a) In the event of the death of the Employee, except with respect to any benefits that have accrued and have not been paid to the Employee under this Agreement, the provisions of this Agreement will terminate immediately.
However, the Employee's estate will have the right to receive compensation due to the Employee as of and to the date of his death and, furthermore, to receive an additional amount equal to one-twelfth (1/12) of the employee's annual compensation as specified in Section 3(a).

          (b) If the Employee is prevented by illness, accident, or other incapacity from properly performing his duties under this Agreement (and, if required by the Company, upon the furnishing of evidence reasonably satisfactory to the Company of such disability), the Company will, during the continuance of his disability, but only for the remaining term of this Agreement, pay the Employee his compensation payable under the provisions of Section 3 (less the amount of any benefits paid to the Employee under any disability insurance provided by the Company) and continue to provide the Employee all other benefits provided under this Agreement. As used herein, the term "disability" means the complete and total inability of the Employee, due to illness, physical or comprehensive mental impairment to substantially perform all of his duties as described in this Agreement for a consecutive period of 30 days or more.

          (c) The Company may terminate this Agreement at any time, with or without cause, by giving written notice of termination to Employee. If Employee is terminated by the Company, then the Employee retains the right to receive and the Company shall pay Base Salary, Performance Salary, and benefits through the Expiration Date; provided, however, that Employee's right to receive and the Company's obligation to pay Base Salary, Performance Salary and benefits for the remaining term of this Agreement shall immediately terminate if the Employee Participates In or obtains employment with a Competitive Advisory Business.

          (d) The Employee may terminate this Agreement at any time, for any reason, by giving written notice of termination to the Company. If Employee terminates the Agreement, then the Employee releases all rights to receive Base Salary, Performance Salary, and benefits, other than those which have accrued prior to the date on which the Employee terminated the Agreement or those which are required by law and agrees to provide a written release of any age or other discrimination claims as part of the termination notice.

          (e) Upon the termination of this Agreement, for any reason whatsoever, until December 1, 1999, Employee shall not, directly or indirectly, solicit the business of Ernst & Young LLP, or act in any other way reasonably intended to interfere with the relationship between Ernst & Young LLP and the Company.

     6.   Non-Disclosure of Information.
          -----------------------------

          (a) Except as specifically permitted by the Company in writing or as required for Employee to perform his services and duties hereunder, during the period beginning on the date of this Agreement and ending on the date that is two years after the expiration or termination of this Agreement (the "Non-Disclosure Period"), Employee will not disclose any Proprietary Information to any person or entity for any purpose or use. This Section 6 is not intended to prevent Employee from obtaining employment in the Company's industry and, accordingly, the disclosure of the fact of Employee's employment or engagement in the Company's industry or the use of Employee's industry knowledge or of information or knowledge which has passed into the public domain other than through acts or omissions attributable to Employee, shall not be deemed the disclosure of Proprietary Information.

          (b) Upon the termination or expiration of this Agreement, Employee will deliver to the Company or with the Company's permission cause to be destroyed all notes, letters, prints, records, forms, contracts, studies, reports, appraisals, financial data, lists of names or other customer data, and any other articles or papers, software, computer tapes and materials that have come into his possession by reason of his engagement by the Company, whether or not prepared by him, and he will not retain any memoranda, summaries, or copies of any of those items.

          (c) Employee acknowledges that Proprietary Information of the Company is a unique and valuable asset of the Company, the loss or unauthorized disclosure or use of which would cause the Company irreparable harm.

     7.   Inventions.
          ----------

          (a) Employee hereby assigns and agrees to assign to the Company, or to any person or entity designated by the Company, without royalty or other consideration to Employee therefor other than the compensation set forth in this Agreement, all of his right, title and interest in and to all (i) Inventions,
(ii) applications for United States of America and foreign letters patent, (iii) United States of America and foreign letters patent granted upon Inventions, and
(iv) material related to any of the foregoing subject to copyright. Employee further acknowledges that all copyrightable materials developed or produced by Employee within the scope of his engagement by the Company constitute works made for hire. Notwithstanding anything to the contrary in this Section 7(a), Employee's obligations under this Section 7(a) will only apply to the extent the items set forth in clauses (i) through (iv) hereof relate to or arise out of Employee's employment by the Company.

          (b) Employee will communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any of the items described in Section 7(a).

          (c) At the request of the Company, Employee will do all acts necessary or appropriate to secure for the Company the full benefits of each item described in Section 7(a), and otherwise to carry into full force and effect the assignment contained in Section 7(a). Such acts may include giving testimony in support of Employee's inventorship and promptly executing and delivering to the Company such papers, instruments and documents, without expense to Employee, as may be appropriate in the Company's opinion to apply for, secure, maintain, reissue, extend or defend the Company's worldwide rights in any item described in Section 7(a).

     8.   Injunctive Relief.  Employee acknowledges that the breach or
          -----------------
threatened breach by Employee of any of the provisions of Section 5(e), 6 or 7 would cause the Company irreparable harm. Upon the breach or threatened breach of any provision of Section 5(e), 6 or 7, the Company will be entitled to any injunction, without bond, restraining Employee from committing such breach. This right will not be construed to limit the Company's ability to obtain any other remedies available to it for such breach or threatened breach, including the recovery of damages.

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

     9.   General Provisions.
          ------------------

          (a) Remedies.  Except as otherwise provided herein, any and all
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remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

          (b) Governing Law.  This Agreement, its interpretation, and the legal
              -------------
relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflict of laws rules thereof.

          (c) Severability.  If any provision of this Agreement is held to be
              ------------
invalid, illegal or unenforceable in any jurisdiction by any court of competent jurisdiction, then (i) such invalidity, illegality or unenforceability will not affect such provision with respect to any other jurisdiction, (ii) such invalidity, illegality or unenforceability will not affect any other provision of this Agreement with respect to such jurisdiction, and (iii) such court may modify such provision of this Agreement with respect to such jurisdiction, and such provision will thereafter be enforced in its modified form in such jurisdiction if the parties hereto agree that such modification will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

          (d) Notices.  All notices and other communications hereunder must be
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in writing and will be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties hereto at the following address or at such other address for a party hereto as specified by notice hereunder:

              (i)   if to the Company, to:

                         PMC International, Inc.
                         555 17th Street, 14th Floor
                         Denver, Colorado 80202
                         Attention: Maureen E. Dobel, Esq.
                         Facsimile No.: 303-293-2152
                         with copies to:

                         The Ziegler Companies, Inc.
                         215 N. Main Street
                         West Bend, Wisconsin 53095-3317
                         Attention: S. Charles O'Meara, Esq.
                         Facsimile No.: 414-334-2471

                         and

                         Quarles & Brady LLP
                         411 East Wisconsin Avenue, Suite 2550
                         Milwaukee, Wisconsin 53202
                         Attention: Conrad G. Goodkind, Esq.
                         Facsimile No.: 414-271-3552

              (ii)  if to Employee:

                         Scott A. MacKillop
                         2648 S. Kittredge Park Road
                         Evergreen, Colorado 80439

          (e) Assignment:  Binding Effect and Benefit.  Except as otherwise
              ---------------------------------------
provided in this Section 9(e), neither party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party. The Company may assign its rights and delegate its obligations under this Agreement, without the prior written consent of Employee, to any of its affiliates or to any person or entity that acquires all or substantially all of the business of the Company whether through merger, purchase of assets, or otherwise, provided that such assignment is for a reasonable business purpose and not to avoid the terms and conditions hereunder. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, and permitted successors and assigns.

          (f) Entire Agreement.  This Agreement constitutes the entire agreement
              ----------------
between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Employment Agreement dated September 23, 1997 and the Change in Control Agreement, dated May 15, 1998, which, except as provided herein, shall be null and void.

          (g) Amendment.  This Agreement may not be amended except by an
              ---------
instrument in writing signed on behalf of each of the parties hereto.

          (h) Headings:  "Including".  When a reference is made in this
              ----------------------
Agreement to a section such reference is to a section of this Agreement unless otherwise indicated. The words

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

"include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation." The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, each pronoun includes the corresponding masculine, feminine and neuter forms.

          (i) Representation by Counsel.  The parties hereto acknowledge that
              -------------------------
they have had the opportunity to consult with counsel and have done so to the extend they deemed appropriate during the negotiation, preparation and execution of this Agreement.

          (j) Counterparts:  Effective Date.  This Agreement may be executed in
              -----------------------------
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

          (k) Enforcement Costs.  In the event of any proceeding to enforce this
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Agreement, the prevailing party will be entitled to receive from the other party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first written above.

                                             THE COMPANY

                                             PMC INTERNATIONAL, INC.

                                                   /s/ C.R. Tucker
                                             By:   _____________________________

                                                   CEO
                                             Its:  _____________________________


                                             EMPLOYEE


                                             /s/ Scott A. MacKillop
                                             ___________________________________
                                             Scott A. MacKillop

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